EX-FILING FEES

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Kimbell Royalty Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid (Primary)	Limited Partnership Interests	Common Units representing limited partner interests	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A
	Total Offering Amounts					N/A		(2)
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							(2)

(1)	The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(2)	An indeterminate aggregate offering price or principal amount or number of the securities is being registered as may be offered from time to time at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions.